EXHIBIT 10.1

EMPLOYMENT AGREEMENT

between

Mind-NRG SARL

(Company)

Rue de Jargonnant 2

1207 Geneva

Switzerland

and

Remy Luthringer

(Employee)

The Company and the Employee are also referred to as “Party” or “Parties”.

i.

TABLE OF CONTENTS

(continued)

ii.

EMPLOYMENT AGREEMENT

1.Beginning of Employment

The employment relationship (the “Employment”) of the Employee commenced on May 1, 2014, and the original terms of the Employment were set forth in an agreement dated April 8, 2014 (the “Original Agreement”). The terms and conditions of the Original Agreement are amended and restated in this Employment Agreement (the “Employment Agreement”).

2.Position

(a)Function

The Employee shall assume the function as President and Chief Executive Officer.

(b)Duties and Responsibilities

It is understood that the duties and responsibilities arising out of the above function includes all tasks customarily or reasonably incidental to such function.

The Company may implement organisational regulations (the “Organisational Regulations”) setting out the duties and responsibilities of the Employee in further detail. The Company may change the duties and responsibilities of the Employee from time to time and may assign to the Employee any additional or new duties or responsibilities as deemed reasonable and appropriate.

The Employee will report to the Board of Directors (the “Board”), and shall perform such duties consistent with his position as President and Chief Executive Officer and as may be assigned to him by the Board.

In fulfilment of his duties, the Employee may have to act as officer, director or in any other corporate function within the Company or in direct or indirect subsidiaries, shareholders or other companies associated with the Company (the “Affiliates”, the Company and the Affiliates together the “Group”).

Upon consultation with the Employee, the Company may assign to the Employee any additional or new duties or responsibilities, consistent with his position as President and Chief Executive Officer, as deemed reasonable or appropriate by the Company in the course and fulfilment of its business.

The Employee shall carefully perform all work assigned to the Employee, and loyally safeguard the Company’s legitimate interests. The Employee agrees to devote substantially all of his working time, attention and energies to the Group.

(c)Work for Third Parties

While he remains employed, the Employee shall not work for any third party or engage in any other business activity that is in conflict with his duties and obligations to the Group; provided, however, that, for the avoidance of doubt, he may (i) manage his passive personal investments, (ii) continue his current involvement with Index, provided it does not interfere with his duties and responsibilities on behalf of the Company, (iii) with advance written approval from the Company, serve on industry, trade, civic, charitable or non-profit corporate boards or committees, (iv) with advance written approval of the Company, serve on outside for- profit corporate boards or committees, and (v) with advance written approval, serve as a consultant to for-profit entities.

3.Place of Work

The Employee’s principal place of work shall be in Geneva at the main office of the Company, Nevertheless, the Employee understands and agrees that he may, in the course of the Employment and where reasonably requested by the Company, be required to travel for business to other places and countries within the European Union and the United States in order to perform his obligations and duties under the Employment Agreement.

4.Compensation

(a)Base Salary

The Employee shall receive an annual base salary of USD 387,280 (the “Base Salary”) payable in twelve monthly instalments at the end of the month (in accordance with the Company’s normal payroll practice), plus any mandatory contributions for family and children allowances.

The Base Salary will be subject to review and adjustment by the Company from time to time.

(b)Annual Bonus

The Employee shall be entitled to a discretionary bonus payment for each calendar year that ends during the Employment, with a target annual bonus amount at 50% of the Base Salary paid in such calendar year (the “Annual Bonus”). Whether to grant an Annual Bonus, and in what amount, are determinations to be made in the discretion of the Company based on a variety of factors including, but not limited to, achievement of objectives established by the Board (and/or the Compensation Committee thereof (the “Compensation Committee”)) and specific annual objectives for your position set by the Board and/or the Compensation Committee. Since one of the objectives of the Annual Bonus is employee retention, in order to remain eligible and receive any Annual Bonus, you must be employed through the end of the calendar year and still be employed by the Company at the time it makes bonus payments to employees for that year -- generally during the first quarter of the following year.

(c)Equity Awards. Any stock, stock options, restricted stock units or other equity awards that you have previously been granted by the Company (including but not limited to any stock options granted under the Company’s 2013 Amended and Restated Equity Incentive Plan) shall continue to be governed in all respects by the terms of their applicable grant agreements, grant notices and plan documents. The Company, in its sole discretion, may award you equity grants pursuant to the Company’s equity incentive plans from time to time in its sole discretion.

(d)Benefit Programs

The Employee may be given the opportunity by the Company to be eligible to participate in benefit programs that the Company/Group establishes and makes available to similarly situated employees from time to time (“Benefit Programs”), provided that the Employee is eligible under (and subject to all provisions of) (the plan documents governing those programs (“Participation”). Such benefits may include participation in group medical, dental, and vision insurance programs, and term life insurance. The benefits made available by the Company/Group, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company/Group at any time without advance notice. Any Participation is in the full discretion of the Company or the Affiliate issuing such Benefit Programs.

(e)	Acknowledgements of the Employee

(i)Nature of Additional Payments

The Employee acknowledges and agrees that any entitlements granted and payments made in addition to the Base Salary, including, but not limited to any bonuses, participations, or gratuities of the

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Company or an Affiliate (the “Additional Payments”) are not part of the salary legally or contractually owed by the Company and are made at full discretion of the Company or the Affiliate granting such bonus, participation or gratuity, respectively. Any Additional Payments shall not create any obligation of the Company or Affiliate to make such Additional Payments in future and shall not create any right or entitlement of the Employee to such Additional Payments in future even if paid over consecutive years and without express reservation.

(ii)	Conditionality

The vesting and payment of any Additional Payments, if any, are subject to the following conditions being cumulatively fulfilled on the respective due dates:

-the Employment Agreement has not ended (e.g. by notice of termination issued either by the Company or the Employee, mutual agreement, retirement, death, disability or otherwise);

-no notice of termination has been given under this Employment Agreement by either the Employee or the Company;

-the Employee is not in a material breach of any of his obligations under the Employment Agreement;

(iii)	No Other Compensation

The Employee acknowledges and agrees he shall not be entitled to any other compensation or benefit of any nature from the Company except as expressly provided in this Employment Agreement.

(iv)	Deductions

From the salary (as defined by the applicable laws and regulations, which may include bonuses. allowances, participations and other benefits in addition to the Base Salary) any portions of Employee’s social security contributions (AHV (Old-age and surviving dependents insurance)/IV (Disability insurance)/EO (Wage compensation), ALV (Unemployment insurance), UV (Accidence insurance), premiums to pension schemes (cp. Regulations of the pension fund) and withholding taxes, if any, will be deducted and withheld by the Company from the payments made to the Employee.

(f)Director and Officer Insurance (D&O)

D&O insurance is conducted by the Employee and the insurance premium is paid by the Company.

5.Expenses

The Employee shall be entitled to lump sum expenses in the amount of CHF 17,727 per year, payable in twelve (12) monthly instalments at the end of the month, covering all out-of- pocket business expenses each not exceeding CHF 50. Other than that, the Employee shall be entitled to reimbursement by the Company of out-of-pocket business expenses reasonably incurred by the Employee during the Employment in the performance of the Employee’s duties under this Employment Agreement exceeding CHF 50, However the reimbursement is subject to (i) the submission of relevant vouchers and receipts and (ii) the compliance with the reimbursement policies of the Company possibly established and amended from time to time. Unless the Company secures benefits for the Employee and provided he is employed pursuant to this Employment Agreement, Employee shall receive a reimbursement of CHF 500 per month for maintenance of health insurance.

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6.Working Time

The weekly working hours for the Employee are at least 42 hours per week.

The Employee shall work extra hours and overtime, if required and to the extent such work can reasonably be expected in good faith.

The Base Salary as defined in Section 4(a) hereunder includes any and all remuneration for such overtime, and the Employee shall have no entitlement to additional compensation for such overtime, whether in cash nor in kind.

7.Vacation

The Employee is entitled to twenty-five (25) business days of vacation per calendar year.

The Company has the right to determine when the Employee shall take vacation, However, the Company shall take the Employees requests in due consideration. If the Employee requests to take vacation he shall reasonably prior to the in-tended vacation inform the responsible executive, In any event the Employee shall provide for suitable internal representation and he shall care for the ongoing service of important affairs during his vacation.

The vacation entitlement is based on one complete calendar year. For the year in which the Employment relationship begins or ends, the vacation entitlement is calculated pro rata temporis.

8.Holidays and Compelling Absences

(a)	Holidays

On federal and cantonal Holidays the Employee is not obliged to work. The Employee is not entitled for any compensation for such holidays when such holidays are on weekends.

(b)	Compelling Absences

To the extent necessary or required, Employees are eligible to take time off for compelling reasons (as specified below).

- Marriage of Employee:	2 days
- Attendance of wedding of a family member or close relative:	1 day
- Birth of Employee’s child:	2 days
- Death or illness of:
- close family member or person living in the same household:	3 days
- other family member:	2 day
- close relative or friend:	1 day
- Moving:	1 day
- Medical or dental care:	as required
- Public duties	as required

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Compelling Absences do not constitute a ground for a deduction of the Employees’ entitlements to the Base Salary or vacation, unless the absence exceeds the time period as set forth above.

9.Termination

(a)Notice Period. The Employment may be terminated by either Party upon six (6) month written notice period, effective as of the end of each business day (Monday to Friday) (the “Notice Period”). The Employment will terminate without notice being required at the end of the month in which the Employee reaches the retirement age according to the federal law of old- age and surviving dependents insurance (AHVG).

(b)Immediate Termination for Valid Reasons. The Employment Agreement may be terminated by either Party with immediate effect for valid reasons pursuant to Article 337 of the Swiss Code of Obligations.

(c)Death. The Employment will terminate without notice being required upon Employee’s death. Employee’s beneficiaries and/or estate will be entitled to (i) any earned but unpaid Base Salary through the date of Employee’s death, to be paid less applicable taxes and withholdings within 10 days of Employee’s termination of employment, (ii) one (1) additional month of Base Salary or, where the Employee had completed more than five (5) years of service, two (2) additional months of Base Salary, (iii) compensation at the rate of Employee’s Base Salary for any vacation time earned but not used as of the date the Employment terminates, (iv) reimbursement for any business expenses incurred by Employee but not yet paid to Employee as of the date Employee’s employment terminates, provided all expenses and supporting documentation required are submitted within sixty (60) days of the date the Employment terminates, and provided further that such expenses are reimbursable under Company policy, (v) payment of a pro-rata portion of Employee’s Annual Bonus (assuming for purposes of this payment that Employee’s Annual Bonus would be equal to 50% of Employee’s Base Salary), and (vi) any amounts accrued and payable under the terms of any of the Company's benefit plans (items (i), (iii), (iv) and (vi), referred to, together with any other obligations under Swiss statutory law, as the "Accrued Obligations").

(d)Disability. The Board may terminate the Employment by reason of Employee’s Disability in compliance with the Notice Period. "Disability" shall have the meaning given in Article 8 of the Swiss federal law on general social insurance provisions. For the avoidance of doubt, upon such termination, Employee will be entitled only to the payment of the Employee’s Base Salary during Notice Period and Accrued Obligations as at the termination date.

(e)Termination by the Company for Cause. In case of termination by the Company for Cause, Employee will be entitled only to payment of Employee’s Base Salary during Notice Period (provided that the Company did not proceed with an immediate termination according to Section 9(b) above) and the Accrued Obligations as at the termination date. "Cause" means that Employee has (i) been convicted of (x) felony, or (y) a misdemeanor involving moral turpitude (other than a minor traffic violation), (ii) committed an act of fraud or embezzlement against the Company or its Affiliates, (iii) materially breached this Employment Agreement and failed to cure such breach within thirty (30) days following written notice from the Company, (iv) materially violated any written policy of the Company and failed to cure such violation within thirty (30) days following written notice from the Company, (v) materially failed or materially refused to substantially perform Employee’s duties (other than by reason of a physical or mental impairment) or to implement the lawful written directives of the Board that are consistent with Employee’s position, and such material failure or material refusal has continued after thirty (30) days following written notice from the Company, (vi) willfully engaged in conduct or willfully omitted to take any action, resulting in material injury to the Company or its Affiliates, monetarily or otherwise (including with respect to the Company's ability to comply with its legal or regulatory obligations), or (vii) materially breached Employee’s fiduciary duties as an officer or director of the Company.

(f)Termination by the Company without Cause. In case of termination by the Company without Cause and not by reason of Employee’s Disability, then, in addition to the payment of Employee’s Base Salary during Notice Period and Accrued Obligations as at the termination date, and in lieu of any other severance benefits otherwise payable under any Company policy or plan in effect, Employee will be entitled to (i)

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continued payment of Employee’s Base Salary for six (6) months after the termination date (the “Salary Severance Period”), (ii) payment of a pro-rata portion of Employee’s Annual Bonus (assuming for purposes of this payment that Employee’s Annual Bonus is equal to 50% of Employee’s Base Salary) and (iii) immediate vesting of any unvested options, restricted stock, restricted stock units, or other equity awards that are outstanding immediately prior to the date of termination and, but for the termination of the Employment, would have vested during the six (6) month period immediately following the date of termination (collectively, the "Severance Benefits").

(g)Termination Without Cause or for Good Reason Following a Change in Control.

(i)If the Employment is terminated by the Company (or its successor or parent) without Cause (and not due to Disability or death) or by Employee for Good Reason (as defined below) within twelve (12) months immediately following a Change in Control (as defined below), then the Company shall pay or provide Employee with Employee’s Base Salary during Notice Period and the Accrued Obligations as at the termination date and all of the benefits described in Section 9(f) above, subject to compliance with the conditions set forth in Section 9(i); provided that: (x) the Salary Severance Period defined in Section 9(f)(i) shall be increased to a total of eighteen (18) months following the termination date; (y) in lieu of the pro- rata bonus described in Section 9(f)(ii), the Company shall pay Employee the full Annual Bonus for the performance year in which Employee’s termination occurs, payable as a lump sum payment on the Company’s first ordinary payroll date occurring on or after the Release of Claims effective date (namely, the date it can no longer be revoked); and (z) in lieu of the vesting acceleration described in Section 9(f)(iii), and regardless of the terms in the Stock Option Agreement, all outstanding unvested equity awards granted to Employee shall become fully vested with effect from the date of termination (collectively, the “Change In Control Severance Benefits”).

(ii)For purposes of this Agreement, a “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following means: (a) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing at least fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, (b) a sale, transfer or other disposition of all or substantially all of the Company’s assets, or (c) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or (d) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

In the event of any interpretation of this definition, the Board of Directors of the Company, upon advice of legal counsel, shall have final and conclusive authority, so long as such authority is exercised in good faith. Notwithstanding the foregoing, a Change in Control will only be deemed to occur for purposes of this Agreement if it also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

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(h)Termination by Employee For Good Reason. Employee may terminate the Employment for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than ninety (90) days following the first occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating Employee employment for Good Reason in compliance with Notice Period within ninety (90) days thereafter if the Company fails to remedy the condition. For purposes of this Agreement, "Good Reason" shall mean, without Employee’s written consent, the occurrence of any one or more of the following events: (i) material diminution in the nature or scope of the Employee’s responsibilities, duties  or authority;  (ii) material reduction in Employee’s Base Salary; (iii) relocation of Employee’s principal work location more than fifty (50) miles from the location of Employee’s principal work location as of immediately prior to such relocation; or (iv) material breach of this Agreement by the Company. In the event Employee terminates the Employment for Good Reason and provided that the above notification procedure has been complied with, in addition to the payment of Employee’s Base Salary during Notice Period and Accrued Obligations as at the termination date, and in lieu of any other severance benefits otherwise payable under any Company policy, Employee will be entitled to the Severance Benefits, in accordance with and subject to the provisions of Section 9(f).

(i)Conditions. Any payments or benefits made or provided pursuant to Section 9 (other than Accrued Obligations and Employee’s Base Salary during Notice Period) shall be conditional upon (i) Employee’s continuing compliance with the restrictive covenants contained in Sections 14 and 15, (ii) Employee’s continuing material compliance with the provisions of Section 9(k), and (iii) Employee’s execution of a release of claims relating to the Employment in a form prepared by and satisfactory to the Company (the "Release of Claims"). Employee must execute the Release of Claims and the Release of Claims must become effective within forty-five (45) days following the date of the termination of the Employment (which release shall be delivered to you within five (5) days following the date of such termination). The first payment of continued Base Salary and COBRA premiums, together with the pro-rata Annual Bonus payable pursuant to Section 9(f) above shall be made on the first regular payroll date of the Company following the effective date of the Release of Claims as set forth in Section 9(i); provided, however, that if such 45-day period covers two of Employee’s taxable years, payment of Severance Benefits or Change In Control Severance Benefits will begin in the later taxable year.

(j)	Return of Documents and Material

Upon termination of this Employment Agreement for any reason or earlier at the Company’s first request, the Employee shall return to the Company any material, all files and any documents related to the business of the Group in his possession or open to his access, including all keys, access documents, computers, laptops, mobiles, designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies thereof, regardless whether or not the same are originally furnished by the Company, an Affiliate or third party.

If the Employee shall have made copies of any documents or information, he shall immediately destroy or delete such documents, or return them to the Company, at the Company’s discretion.

(k)	Future Cooperation

The Employee agrees that upon the Company’s reasonable request following the termination of the Employment, the Employee will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its Affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its Affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. The Employee will be entitled only to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

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10.	Pension

Once the Employee becomes subject to the Swiss social security system (see Section 4(e)(iii)), the Employee will be participating in the Company’s pension scheme pursuant to the regulations of such pension scheme, as amended from time to time.

All contributions and premiums of the Swiss pension scheme will be split equally between the Employee and the Company.

11.	Illness, Accident and Death

(a)	Medical Certificate

If the Employee’s absence exceeds three business days, the Employee shall, as soon as practicable furnish a medical certificate. However, the Company reserves the right to demand for a medical certificate in case of any absence, irrespective of the length of the absence. The Company is entitled to ask the Employee to consult a medical examiner at the Company’s expense.

(b)	Daily Allowance insurance

a.	Illness

If the Employee is prevented from performing the Employee’s duties due to illness (not deliberately self-inflicted by the Employee), then the Company will continue to pay the Base Salary pursuant to the collective daily allowance insurance for illness (Kranken- Taggeldversicherung) of the Company, provided that (i) there is such a collective daily allowance insurance for illness in place and (ii) the conditions of the collective daily allowance insurance for illness are being met and that the Employee complies with the conditions of the collective daily allowance insurance for illness and with the directives of the Company.

If there is no collective daily allowance insurance for illness, the Company’s obligation to continue to pay the Employee’s Base Salary is determined by Article 324a of the Swiss Code of Obligations.

b.	Accident

If the Employee is prevented from performing the Employee’s duties due to an accident (not deliberately self-inflicted by the Employee), then the Company will continue to pay the base salary pursuant to the collective daily allowance insurance for accident (Unfall- Taggeldversicherung) of the Company, provided that the conditions of the collective daily allowance insurance for accident are being met and that the Employee complies with the conditions of the collective daily allowance insurance for accident and with the directives of the Company. In principle, the daily allowance insurance for accident provides for the following coverage:

-During an initial waiting period of 2 days there is no insurance coverage, but 100% of the Base Salary shall be paid from the Company to the Employee, in accordance to Section 4 (a).

-After the initial waiting period of 2 days, 90 % of the Base Salary until recovery or declaration of permanent disability.

For the avoidance of doubt, after the initial waiting period of 2 days, any and all entitlements to compensation from the Company pursuant to Section 4 cease, including any entitlement to Additional Payments,

The insurance premiums for the daily allowance insurance for occupational accident shall be

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paid by the Company. The insurance premiums for the daily allowance insurance for non-occupational accidents shall be paid by the Company.

c.	Medical Costs for Occupational and Non-occupational Accidents

During the Employment the Employee is insured for occupational and non- occupational accidents. Premiums for occupational accident insurance and occupational sickness insurance are paid by the Company. Premiums for non-occupational accident insurance are paid by the Employee.

d.	Medical Costs for Illness

The Employee is responsible to obtain a health insurance policy according to the applicable Swiss law at his own expense. The Company does not cover any medical costs of the Employee whatsoever,

12.Intellectual Property Rights

The Company is entitled to all work results and all intellectual property and all related rights created by the Employee in the course of or in connection with the employment (notwithstanding whether in pursuance or fulfilment of a contractual duty or not, whether individually or with the assistance of any other individual or entity) (“Work And Intellectual Property Rights”), and all such Work And Intellectual Property Rights vest irrevocably to the maximum extent legally possible in the Company, including the right to sue for present, past and future infringements of any of the foregoing.

This transfer and assignment of work results, intellectual property and related rights is worldwide, unlimited in time, unrestricted in scope and encompasses all rights and exploitations, whether currently known or arising in the future. To the extent certain jurisdictions do not provide for the assignability of work results or intellectual property and related rights, the Employee grants to the Company a worldwide, irrevocable, exclusive, transferable and sublicensable, royalty-free, unlimited and unrestricted license to use, modify, develop  and exploit such work results, intellectual property and related rights. Compensation for the transfer of these Intellectual Property Rights or their licensing, respectively, is included in the Base Salary according to Section 4(a).

To the extent permitted by law, the Employee agrees not to put forward any claim regarding possible moral rights in connection with any work under this section.

The Employee will, upon first demand of the Company, execute any documents, declarations, deeds of assignment or similar as may be requested by the Company for evidence or perfection of the above transfer and assignment. In the event the Company is unable for any reason, after reasonable effort, to secure the Employee’s signature on any document needed in connection with the actions specified in the preceding sentence, the Employee hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Employee.

In case of any inventions made during the performance of the Employment but out of the scope of the Employee’s contractual duties (which accrue with the Company pursuant to the first paragraph of this Section), the Employee shall have a right to compensation for such invention unless the Company releases such invention to the Employee.

13.Data Protection and Privacy

The Company will comply with the Swiss Data Protection Act. The Company will only collect personal data of the Employee insofar as necessary for the execution and performance of the Employment and the obligations resulting therefrom or if required to do so by law.

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The Employee herewith agrees that personal data may be transferred Affiliates and further third parties within and outside of Switzerland if such transfer is required in connection with the Employment, the execution of the Employment Agreement, the performance of any obligations resulting from the Employment, the work organization of the Company or otherwise required by Swiss law or the laws of any other relevant jurisdiction. The Company shall ensure that personal data will be secured against unauthorized access if a transfer is contemplated. The Employee has the right to withdraw his consent at any time.

14.Confidentiality

The Employee will have access to trade secrets and other confidential and proprietary information relating to the business and operations of the Company, other group companies and their clients (“Confidential Information”) Confidential Information includes any information of the Company or its Affiliates that is not generally known by those with whom they compete and includes, by way of example and without limitation, in whatever medium, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, machine, invention, improvement, manufacturing, sales or test data, business or financial information which are non-public in nature and which are treated as confidential or trade secret information by the Company. Such Confidential Information constitutes a unique and valuable asset of the Company and other group companies and their acquisition required great time and expense. The disclosure or any other use of Confidential Information, other than for the sole benefit of the Company or another group company, would be wrongful and would cause irreparable harm to the Company or an Affiliate.

The Employee understands, in addition, that the Company has received and in the future will receive confidential and/or proprietary knowledge, data, or information from third parties (“Third Party Information”). During the Employment and thereafter, the Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with his work for the Company, Third Party Information unless expressly authorized by an authorized officer of the Company in writing.

During the Employee’s employment by the Company the Employee will not improperly use or disclose any Confidential Information, if any, of any former employer or any other person to whom he has an obligation of confidentiality, and the Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom he has an obligation of confidentiality unless consented to in writing by that former employer or person.

Information that enters the public domain, other than through the breach of the Employee of his obligations under this Employment Agreement is no Confidential Information in the meaning of this Employment Agreement.

The Employee is under a strict duty to keep all Confidential Information strictly and permanently confidential and, accordingly, shall not during the Employment or after termination of the Employment directly or indirectly use for any purpose other than for the sole benefit of the Company or an Affiliate, or disclose or permit to be disclosed to any third person or entity, any Confidential Information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.

The Employee may not make any statement to the media, as far as he is not authorized to do so by the responsible executive.

The Company reserves the right to claim compensation for damages as well as the right to the remedy of specific performance.

15.Non-Competition and Non-Solicitation

The Employee agrees that during the Employment and for a period of one year after termination of

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the Employment, he will not directly, indirectly, once, occasionally or professionally, under his name or under a third party name, on be-half of his own or on behalf of third parties compete with the Company or an Affiliate within the scope of research, development and commercialization of drugs to treat (i) psychiatric disorders, sleep disorders or Parkinson’s disease or (ii) any other indication for which the Company is clinically developing or commercializing a drug at the time of termination of your employment (the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition and non-solicitation covenant are therefore not appropriate. This provision shall not apply in cases where the Company dismisses the Employee without the Employee having given the Company any good cause to do so within the meaning of Article 340c of the Swiss Code of Obligations.

The Employee furthermore agrees that he will not participate in any way in any enterprise competing with the Company or an Affiliate, and he also agrees not to found or assist any business being active in the Restricted Business, unless other-wise provided by this Employment Agreement.

These restrictions shall not prevent the Employee from (a) accepting employment with a recognized pharmaceutical company that is not primarily engaged in a Restricted Business, provided that the services of the Employee for any such entity do not primarily relate to any Restricted Business in which such entity may be engaged and/or (b) holding five percent (5%) of the securities of any publicly traded entity.

During the Restricted Period, you agree not to, directly or indirectly, whether for your own account or for the account of any other individual or entity, (i) solicit for hire or engagement, hire, or engage any individual who is employed by the Company or its Affiliates on the date of any attempted solicitation or was employed during the six month period prior thereto unless such individual had been involuntarily terminated by the Company or (ii) otherwise induce or attempt to induce any individual who is employed by Company or its Affiliates to terminate such employment

In the event the Employee breaches any of the obligations pursuant to this Section 15 a penalty of CHF 302,273 shall be owed by the Employee to the Company for any such breach. However, the payment of the penalty does not release the Employee from further complying with the respective obligation. In addition, the Company reserves the right to claim compensation for damages as well as the right to the remedy of specific performance.

16.Publication of Agreement to Future Employers. If Employee is offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 15 of this Agreement are in effect Employee agrees to inform your potential employer, partner, co-owner and/or others involved in managing the business with which Employee has an opportunity to be associated of Employee’s obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement. Employee agrees to inform the Company of all employment and business ventures which Employee enters into while the restrictions described in Section 15 of this Agreement are in effect and Employee also authorizes the Company to provide copies of this Agreement to the Employee’s employer, partner, co-owner and/or others involved in managing the business with which Employee is employed or associated and to make such persons aware of the Employee’s obligations under this Agreement.

17.Remedies and Enforceability

The Employee agrees that Company and its Affiliates’ remedies at law for any breach or threatened breach by you of any of the provisions of Section 14 and/or 15 will be inadequate, and that, in addition to any other remedy to which the Company and its Affiliates may be entitled at law or in equity, the Company shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 17 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting the Company or its Affiliates from pursuing, in addition, any other remedies available to the Company or any Affiliate for such breach or threatened breach.

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It is expressly understood and agreed that although the Parties consider the restrictions contained in Section 14 and/or 15 to be reasonable for the purpose of pre-serving the goodwill, proprietary rights and going concern value of the Company and its Affiliates, if a final determination is made by an arbitrator or court, as the case may be, having jurisdiction that the time or territory or any other restriction contained in Section 14 and/or 15 is an unenforceable restriction on the activities of the Employee, the provisions of Section 14 and/or 15 shall not necessarily be rendered void but shall be deemed amended to apply as to such maximum time, if any and territory, if any and to such other extent, if any, as such arbitrator or court, as the case may be, may determine to be reasonable.

18.Company Policies and Procedures

The Employee will at all times comply with all policies and procedures of the Company and the Company.

19.Miscellaneous

(a)	Entire Agreement

This Employment Agreement constitutes the complete Employment Agreement be-tween the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.

(b)	Severability

Should any of the provisions of this Employment Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining other provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Employment Agreement.

(c)	Amendments

Any amendments or supplementation of this Employment Agreement shall require written form. The written form may be dispensed only in writing.

(d)	Governing Law and Jurisdiction

This Employment Agreement shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law).

Any dispute, controversy or claim arising out of or in connection with this Employment Agreement, including the validity, invalidity, breach or termination thereof, and including tort claims, shall be exclusively submitted to and determined by the ordinary courts at the domicile of the defendant party or where the Employee normally performs his duties.

(e)	Notices

All notices and other communications provided for in this Employment Agreement shall be in writing.

(f)	Execution

The Parties have duly executed this Agreement in two originals.

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(g)	Counterparts

This Employment Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

Mind-NRG SARL

By:	/s/ Geoffrey R. Race

Name:	Geoffrey R. Race

Title:	Director

Date:	August 1, 2016

/s/ Remy Luthringer
Remy Luthringer

Date:	August 1, 2016

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